Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Under Armour, Inc. of our report dated May 19, 2026 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Under Armour, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2026. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

August 31, 2026